SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2004

WHITTIER ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-30598	20-0539412
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 CLAY STREET, SUITE 1100 HOUSTON, TEXAS 77002
(Address of Registrant’s Principal Executive Offices)

(713) 850-1880
(Registrant’s telephone number, including area code)

Item 2.  Acquisition of Assets

On June 17, 2004, Whittier Energy Corporation (the “Company”) acquired various operated working interests in three gas fields in South Texas for approximately $7.5 million (the “Properties”). The Company purchased the Properties from various third party owners, including Texas Independent Exploration Limited, a Texas Limited partnership, GulfCoast Acquisitions Limited, a Texas Limited partnership, Frederick W. Zimmerman, and Frederick W. Zimmerman doing business as Island Resources (collectively, the “Sellers”). The Properties were used by the Sellers for the exploration, development and production of oil and gas, which is the intended continued use for the acquired assets by the Company.

The Properties consist of seven active producing wells and one salt water disposal well on approximately 1,700 gross acres (1,150 net acres), of which 50% is considered developed. The Company expects to acquire an average 78% working interest in the Properties’ existing wells and an average 61% working interest in any future undeveloped locations. Specifically, the Properties consist of working interests in the Tom Lyne Field in Live Oak County, Texas, the Scott & Hopper Field in Brooks County, Texas, and the Cameron Field in Starr County, Texas. Current gross production from the Properties is approximately 2.3 Mmcfd (1.4 Mmcfd net) and 28 barrels of condensate per day (“Bcpd”) (16 Bcpd net) from various intervals in the Vicksburg, Frio and Wilcox sands, generating net field level operating cash flows of approximately $200,000 per month.

The consideration paid for the Properties consisted of i) the payment of approximately $5.7 million in cash; ii) the issuance of a six year, approximate $1.8 million subordinated note bearing an interest rate of 7% and convertible into the Company’s Common Stock at a conversion price of $2.00 per share (the “Note”); iii) a commitment to drill four wells over a 24 month period and pay certain drilling costs on behalf of the Sellers’ retained working interests in those wells (the “Drilling Commitment”); iv) certain future price sharing arrangements through June 30, 2008 in the event actual prices per Mcf received by the Company exceed agreed upon pricing levels (the “Upside Price Sharing Agreement”); and v) the issuance of a three year warrant to purchase 300,000 shares of the Company’s Common Stock at an exercise price of $2.50 per share.

The $5.7 million cash portion of the purchase price was funded through approximately $3.1 million in additional borrowings under the Company’s Credit Facility with Compass Bank, cash proceeds from the sale by the Company of equity in a private offering, and available working capital including the Company’s net revenues from the Properties from the March 1, 2004 effective date of the transaction.

The approximate $1.8 million Note issued to the Sellers, including any accrued interest thereon, is convertible at any time during the term of the Note. No principal payments are required on the Note during the first two years it is outstanding. In the event the Note is not converted into the Company’s Common Stock during this two year period, the Company will repay the principal outstanding ratably over 48 months until either the Note has been fully repaid or the remaining principal outstanding on the Note is converted into the Company’s Common Stock. The Company granted “piggy back” registration rights to the Sellers with regards to the Note, which is fully subordinated to the Company’s existing Credit Facility and may be paid off at any time without penalty to the Company.

Under the terms of the Drilling Commitment, the Company must drill a total of four wells, including two wells in the Scott & Hopper Field and two wells in the Cameron Field, or reassign a portion of the undeveloped acreage in the Scott & Hopper and Cameron fields’ to the Sellers.  The first two wells must be drilled within 9 and 12 months of closing, respectively, in order for the Company to retain its undeveloped acreage rights in each field.  The next two wells must be drilled within 18 and 24 months of closing, respectively, or the Company will reassign 50% of its undeveloped acreage rights in each field. The Company has also agreed to carry the Sellers’ drilling costs for the four wells up to “casing election point” (i.e. the decision point on whether to complete the well or abandon it as a dry hole). The estimated capital costs to drill these wells, net to the Company’s interest and including the Sellers’ carried interests, is approximately $3.1 million, which we expect to fund using future cash flows from operations. In the event the Company does not drill the required wells, the Company’s interests in existing wells on the Properties would be unaffected, as well as the Company’s undeveloped acreage in the Tom Lyne Field which is not subject to the Drilling Commitment.

The Company has also entered into a four year gas price sharing agreement from July 1, 2004 through June 30, 2008. Under the terms of the Upside Price Sharing Agreement, the Sellers will receive 50% of the excess, if any, of the Company’s net revenues for prices per Mcf received on production from the Properties in excess of an agreed target price during the sharing period. The Company has hedged a significant portion of the gas production from the Properties in a manner consistent with the Company's hedging arrangements on production from its existing properties.  The net revenues per Mcf received would be calculated as net revenues less hedge settlements, transportation and marketing costs, divided by net volumes produced. Any resulting payments due to the Sellers under the Upside Price Sharing Agreement at the end of each 12 month period would be netted for any applicable production taxes, as well. The target prices are $6.25, $6.50, $6.75, and $7.00 for the fiscal years ended June 30, 2005, 2006, 2007, and 2008, respectively

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

The information required under “Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits,” will be subsequently provided by the Company as an amendment to this Form 8-K within 60 days from the date of filing.

(c) Exhibits.

Number	Exhibit
10.1*

Offer to Sell Agreement by and between Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, Frederick W. Zimmerman, Frederick W. Zimmerman d/b/a Island Resources, and Whittier Energy Company, dated June 15, 2004.

10.2*

Upside Sharing Payment Agreement by and between Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, Frederick W. Zimmerman, Frederick W. Zimmerman d/b/a Island Resources, and Whittier Energy Company, dated June 16 2004.

10.3*

Drilling Commitment included as Exhibit C to the Offer to Sell Agreement by and between Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, Frederick W. Zimmerman, Frederick W. Zimmerman d/b/a Island Resources, and Whittier Energy Company, dated June 15, 2004.

10.4*

Convertible Subordinated Note by and between Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, Frederick W. Zimmerman, Frederick W. Zimmerman d/b/a Island Resources, Whittier Energy Company, and Whittier Energy Corporation dated June 16 2004.

* Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITTIER ENERGY CORPORATION

Date: July 2, 2004

	By:	/s/ Michael B. Young
Michael B. Young
Chief Financial Officer (Principal Financial and Accounting Officer)